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                                                                      EXHIBIT 15

November 10, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 6, 2003 on our review of interim financial information of Sonoco Products Company for the period ended September 28, 2003 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Forms S-8 (filed September 4, 1985; February 6, 1992, file No. 33-45594; June 7, 1995, File No. 33-60039; September 25, 1996, File No. 333-12657; December 30,
1998, File No. 333-69929; October 28, 2002, File No. 333-100799; and October 28,
2002, File No. 333-100798).

Yours very truly,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP